Exhibit 10.11

DIRECTOR FEE CONTINUATION AGREEMENT

THIS AGREEMENT, made and entered into this 21st day of December, 2011, by and between Easthampton Savings Bank, a bank organized and existing under the laws of the Commonwealth of Massachusetts (hereinafter referred to as the “Bank”), and Anthony P. Villani, a member of the Board of Directors of the Bank (hereinafter referred to as the “Director”).

WHEREAS, it is the consensus of the Board of Directors (hereinafter referred to as the “Board”) that the Director’s services to the Bank in the past have been of exceptional merit and have constituted an invaluable contribution to the general welfare of the Bank and in bringing it to its present status of operating efficiency, and its present position in its field of activity;

WHEREAS, the Director’s experience, knowledge of the affairs of the Bank, reputation, and contacts in the industry are so valuable that assurance of the Director’s continued services is essential for the future growth and profits of the Bank and it is in the best interests of the Bank to arrange terms of continued service for the Director so as to reasonably assure the Director’s remaining in the Bank’s service during the Director’s lifetime or until the age of retirement;

WHEREAS, it is the desire of the Bank that the Director’s services be retained as herein provided;

WHEREAS, the Director is willing to continue to serve the Bank provided the Bank agrees to pay the Director or the Director’s beneficiary(ies), certain benefits in accordance with the terms and conditions hereinafter set forth;

ACCORDINGLY, it is the desire of the Bank and the Director to enter into this Agreement under which the Bank will agree to make certain payments to the Director at retirement or the Director’s beneficiary(ies) in the event of the Director’s death pursuant to this Agreement;

FURTHERMORE, it is the intent of the parties hereto that this Director Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Director, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Director is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan; and

THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained it is agreed as follows:

I.
SERVICE

The Director will continue to serve the Bank in such capacity and with such duties and responsibilities as may be assigned, and with such compensation as may be determined from time to time by the Board of Directors of the Bank.

II.
FRINGE BENEFITS

The fee continuation benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Director and are not part of any fee reduction plan or an arrangement deferring a bonus or a fee increase. The Director has no option to take any current payment or bonus in lieu of these fee continuation benefits except as set forth hereinafter.

III.
RETIREMENT DATE AND NORMAL RETIREMENT AGE
A.
Retirement Date:

If the Director continuously serves the Bank, the Director shall retire from active service with the Bank at the annual meeting following the Director’s seventy-second (72nd) birthday.

B.
Normal Retirement Age:

Normal Retirement Age shall mean the date of the annual meeting following the date on which the Director attains age seventy-two (72).

IV.
RETIREMENT BENEFIT AND POST-RETIREMENT DEATH BENEFIT

The Bank commencing with the first day of the month following the Retirement Date (Subparagraph III [A]), shall pay the Director an annual benefit equal to fifty percent (50%) of the Director’s average annual fee as calculated from the highest three (3) calendar years of fees prior to the Director’s retirement. Said benefit shall be paid in one hundred twenty (120) monthly installments. If the Director should die and there is a balance in the accrued liability retirement account, said balance shall be paid in a lump sum to such individual or individuals as the Director may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, any such amount becoming due and payable upon the death of the Director shall be payable to the duly qualified executor or administrator of the Director’s estate. Said payment due hereunder shall be made the first day of the second month following the death of the Director.

V.
DEATH BENEFIT PRIOR TO RETIREMENT

In the event the Director should die while actively serving the Bank at any time after the date of this Agreement but prior to the Director attaining the age of seventy-two (72) years the Bank will pay a benefit equal to fifty percent (50%) of the Director’s average annual fee as calculated from the highest three (3) calendar years of fees prior to the Director’s death in a lump sum to such individual or individuals as the Director may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, any such amount becoming due and payable upon the death of the Director shall be payable to the duly qualified executor or administrator of the Director’s estate. Said payment due hereunder shall be made the first day of the second month following the death of the Director.

VI.
BENEFIT ACCOUNTING/ ACCRUED LIABILITY RETIREMENT ACCOUNT

The Bank shall account for this benefit using the regulatory accounting principles of the Bank’s primary federal regulator. The Bank shall establish an accrued liability retirement account for the Director into which appropriate reserves shall be accrued.

VII.
VESTING

The Director shall be twenty percent (20%) vested in the accrued liability retirement account for each year of full service from the dated of first service with the Bank to a maximum of one hundred percent (100%) as follows:

Total Full Number Years of Service With the Bank	Vesting (to a maximum of 100%)
1 year	20%
2 years	40%
3 years	60%
4 years	80%
5 years	100%
VIII.
TERMINATION OF SERVICE

Subject to Subparagraph VIII (i) herein below, in the event that the service of the Director shall terminate prior to retirement, as provided in Paragraph III, by the Director’s voluntary action, or by the Director’s discharge by the Bank without cause, then this Agreement shall terminate upon the date of such termination of service and the Bank shall pay to the Director as compensation an amount of money equal to the accrued balance of the Director’s accrued liability retirement account multiplied by the Director’s cumulative vested percentage (Paragraph VII). This compensation shall be paid in a lump sum with interest equal to the one-year Treasury bill as of the date of termination, thirty (30) days following said Termination of Service.

In the event the Director’s death should occur after such termination but prior to the payment provided for in this Paragraph VIII, the balance shall be paid, in a lump sum, to such individual or individuals as the Director may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, any such amount shall be payable to the duly qualified executor or administrator of the Director’s estate. Said payment due hereunder shall be made the first day of the second month following the death of the Director.

(i)
Discharge for Cause: In the event the Director shall be discharged for cause at any time, all benefits provided herein shall be forfeited. The term “for cause” shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving fraud, or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit. If a dispute arises as to discharge “for cause,” such dispute shall be resolved by arbitration as set forth in this Director Plan.
IX.
RESTRICTIONS ON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Director Plan. The Directors, their beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Director Plan or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Director Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Director be deemed to have any lien or right, title or interest in or to any specific funding investment or assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

X.
MISCELLANEOUS
A.
Alienability and Assignment Prohibition:

Neither the Director, nor the Director’s surviving spouse, nor any other beneficiary(ies) under this Director Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director or the Director’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Director or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.
Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agree, in writing, to assume and discharge the duties and obligations of the Bank under this Director Plan. This Director Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.
Amendment or Revocation:

Subject to Paragraph XII it is agreed by and between the parties hereto that, during the lifetime of the Director, this Director Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Director and the Bank.

D.
Gender:

Whenever in this Director Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.
Effect on Other Bank Benefit Plans:

Nothing contained in this Director Plan shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.
Headings:

Headings and subheadings in this Director Plan are inserted for reference and convenience only and shall not be deemed a part of this Director Plan.

G.
Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

H.
12 U.S.C. § 1828(k):

Any payments made to the Director pursuant to this Director Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

I.
Partial Invalidity:

If any term, provision, covenant, or condition of this Director Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Director Plan shall remain in full force and effect notwithstanding such partial invalidity.

J.
Continuation as Director:

Neither this Agreement nor the payments of any benefits hereunder shall be construed as giving to the Director any right to be retained as a member of the Board of Directors of the Bank.

K.
Present Value:

All present value calculations under this Agreement shall be based on the following discount rate:

Discount Rate: The discount rate as used in the FASB 87 calculations for the Director plan.

XI.
ERISA PROVISION
A.
Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this Director Plan shall be Easthampton Savings Bank. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Director Plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Director Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.
Claims Procedure and Arbitration:

In the event a dispute arises over benefits under this Director Plan and benefits are not paid to the Director (or to the Director’s beneficiary(ies) in the case of the Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, it shall provide in writing within sixty (60) days of receipt of such claim its specific reasons for such denial, reference to the provisions of this Director Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid sixty-day period.

If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Director Plan or any documents relating thereto and submit any written issues and comments it may feel appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Director Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Bank and the claimants. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Director “for cause,” such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

XII.
TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Director Plan, then the Bank reserves the right to terminate or modify this Agreement accordingly.

XIII.
EFFECTIVE DATE

The Effective Date of this Agreement shall be May 28, 2004.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

EASTHAMPTON SAVINGS BANK
Easthampton, MA

/s/ Paula York	By:	/s/ Ken Bordewieck
Witness	(Bank Officer other than Insured)

Title:

/s/ Paula York	/s/ Anthony P. Villani
Witness	Anthony P. Villani

AMENDMENT TO

TRUSTEE/DIRECTOR FEE CONTINUATION AGREEMENT

THIS AMENDMENT TO TRUSTEE/DIRECTOR FEE CONTINUATION AGREEMENT (this “Amendment”) is made and entered into as of the 20th day of July, 2016 (the “Amendment Execution Date”), by and between Easthampton Savings Bank, a mutual savings bank organized and existing under the laws of the Commonwealth of Massachusetts (hereinafter referred to as the “Bank”), and Anthony P. Villani, a Director of the Bank (hereinafter referred to as the “Director”).

WHEREAS, the Bank and the Director are parties to a Trustee/Director Fee Continuation Agreement dated December 21, 2011, a copy of which is attached hereto as Exhibit A (the “Agreement”); and

WHEREAS, the Bank and the Director wish to amend the Agreement in order to modify the Agreement in the manner stated in this Amendment; and

WHEREAS, it is the intent of the Bank and the Director that the Agreement, as amended by this Amendment, shall remain in full force and effect.

NOW THEREFORE, it is agreed as follows:

1.
The Bank and Director each irrevocably agrees to this Amendment; and each acknowledges and agrees that the Plan Administrator has accepted this Amendment on the Amendment Execution Date; and that, as a result, if and to the extent that this Amendment includes any elections to change the time and form of any Plan payment, all such elections are irrevocable under the terms of the Plan. The “Amendment Effective Date” shall be the Amendment Execution Date unless a later Amendment Effective Date is required in order to comply with the provisions of Section 409A of the Code and its implementing regulations that apply to subsequent elections to change the time and form of any payment under the Agreement, in which case, the Amendment Effective Date will be deemed to be that date which is 12 months after the Amendment Execution Date.
2.
Section IV. of the Agreement is hereby amended and restated as follows:

IV. RETIREMENT BENEFIT AND POST-RETIREMENT BENEFIT

A.
Retirement Benefit.

If the Director does not experience a separation from service prior to attainment of Normal Retirement Age, then the Bank will pay the Director a series of Monthly Installments commencing on the first day of the month following the Director’s Retirement Date and continuing on the first day of each following month until the earlier of (i) the Director’s death, or (ii) the date on which the Director has received one hundred twenty (120) Monthly

Installments. Installment payments will automatically cease on the Director’s death, and the balance, if any, of the Accrued Liability Retirement Account remaining as of the date of the Director’s death will be paid to the Director’s Beneficiary as specified in Section IV. B. below.

B.
Post-Retirement Death Benefit.

The Bank will pay to the Director’s Beneficiary the balance, if any, of the Accrued Liability Retirement Account remaining as of the date of the Director’s death, in a single lump sum, on the first day of the second month following the Director’s death.

3.
Section V. of the Agreement is hereby amended and restated as follows:

V. DEATH BENEFIT PRIOR TO RETIREMENT

If the Director dies while a Director of the Bank but prior to attainment of Retirement Age, the Bank will pay to the Director’s Beneficiary, a single lump sum equal to (x) the Vested Percentage (if any) as of the date of the Director’s death, multiplied by (y) the Accrued Liability Retirement Account balance as of the date of the Director’s death (the “Early Termination Death Benefit”), on the first day of the second month following the Director’s death. Such Early Termination Death Benefit shall be in lieu of any other payment under this Agreement.

4.
Section VIII. of the Agreement is hereby amended and restated as follows:

VIII. TERMINATION OF SERVICE PRIOR TO RETIREMENT

A.
Early Termination Benefit.

If the Director experiences a separation from service prior to attainment of Normal Retirement Age for any reason other than death (in which case the Director’s Beneficiary will be entitled to receive the pre-retirement death benefit provided under Section V. of this Agreement) or termination for cause (in which case any and all benefits are automatically forfeited), the Bank will pay the Director a single lump sum equal to (x) the Vested Percentage (if any) as of the date of such separation from service, multiplied by (y) the Accrued Liability Retirement Account balance as of the date of such separation from service (the “Early Termination Benefit”), on the date which is thirty (30) days following such separation from service. Such Early Termination Benefit shall be in lieu of any other payment under this Agreement.

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B.
Forfeiture of Benefits if Terminated for Cause.

Notwithstanding any other provision of this Agreement, in the event the Director shall be discharged for cause at any time, all benefits provided herein shall be forfeited. The term “for cause” shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving fraud, or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit. If a dispute arises as to discharge “for cause,” such dispute shall be resolved by arbitration as set forth in this Agreement.

5.
Section X. of the Agreement is hereby amended by adding the following additional definitions to said Section X. of this Agreement:
L.
Accrued Liability Retirement Account: has the meaning set forth in Section VI of this Agreement.
M.
Annual Retirement Benefit: means a cash benefit that, on an annualized basis, is equal to fifty percent (50%) of the Director’s Average Fees.
N.
Average Fees: means the product determined by dividing (x) an aggregate sum equal to all of the Fees earned by the Director during the Director’s High Three Years of Service, by (y) three (3).
O.
Fees: means all fees paid to the Director during a Plan Year for the Director’s service on the Board, including without limitation, all retainer fees, all fees for attending Board meetings and all fees for attending meetings of committees and sub-committees of the Board.
P.
High Three Years of Service: means the three Plan Years during the Director’s Years of Service on the Board in which the Fees paid to the Director were the highest.
Q.
Monthly Installment: means a payment equal to 1/12th of the Annual Retirement Benefit.
R.
Normal Retirement Age: has the meaning set forth in Section III. B. of this Agreement.
S.
Normal Retirement Date: has the meaning set forth in Section III. A. of this Agreement.
T.
Plan Year: means a calendar year from January 1 to December 31.

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U.
Vested Percentage: means the percentage that has vested in accordance with Section VII. of this Agreement.
V.
Years of Service: means the twelve (12) consecutive month period beginning with the first month for which the Director is paid a Fee for service on the Board as an independent Director (i.e. non-employee Director), and any twelve (12) month anniversary thereof during the entirety of which time the Director is paid a Fee for service on the Board as an independent Director. For sake of clarity, it is understood and agreed that (i) periods of service on the Board during which Director is an employee of the Bank or any parent, subsidiary or affiliate of the Bank, and (ii) service on the board of a Bank parent, subsidiary, affiliate or other entity controlled by or under common control with the Bank shall not be considered “Years of Service” for purposes of this Agreement.
6.
The Agreement, as amended by this Amendment, shall at all times be administered and the provisions of the Agreement, as amended by this Amendment, shall at all times be interpreted consistent with and in a manner that complies with the requirements of Section 409A of the Code and any and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Amendment Execution Date.
7.
The Agreement is amended only to the extent expressly stated in this Amendment. In all other respects the Agreement, as amended by this Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment to Trustee/Director Fee Continuation Agreement and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

EASTHAMPTON SAVINGS BANK
Easthampton, MA

/s/ Bozena Dabek	By:	/s/ Matthew Sosik, President
Witness		Matthew Sosik, President

/s/ Anne Howland		/s/ Anthony P. Villani
Witness		Anthony P. Villani, a Director

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